                                                                    EXHIBIT 11.1

                             METRA BIOSYSTEMS, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                         YEAR ENDED JUNE 30,
                                                                                  ---------------------------------
                                                                                     1997        1996       1995
                                                                                  ----------  ----------  ---------
Net loss........................................................................  $  (13,127) $  (21,399) $  (6,803)
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------
Weighted average number of common shares outstanding............................      12,610      10,515        738
Mandatorily redeemable convertible preferred stock..............................      --          --          5,325
Number of common equivalents as a result of convertible warrants outstanding
  using the treasury stock method...............................................      --          --             10
Number of common shares issued and stock options granted in accordance with
  Staff Accounting Bulletin 83..................................................      --          --            230
                                                                                  ----------  ----------  ---------
Weighted average shares used to compute net loss per share......................      12,610      10,515      6,303
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------
Net loss per share..............................................................  $    (1.04) $    (2.04) $   (1.08)
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

    The calculation includes the shares of mandatorily redeemable convertible preferred stock (Series A, Series B, Series C, Series D and Series E) and a convertible warrant as if they had converted to common stock on their respective original dates of issuance, because such shares automatically convert to common stock upon the closing of the initial public offering of the Company's common stock.